                              BANCORP HAWAII, INC.

                      DIRECTOR STOCK COMPENSATION PROGRAM

                       (EFFECTIVE AS OF JANUARY 1, 1996)

    1. PURPOSE. This Bancorp Hawaii, Inc. Director Stock Compensation Program (the "Program") is established by Bancorp Hawaii, Inc. (the "Company"). The purpose of the Program is to advance the interests of the Company by encouraging and enabling members of the Board of Directors of the Company or of Bank of Hawaii ("Directors") to acquire and retain throughout each member's tenure as a Director a proprietary interest in the Company by ownership of shares of the Company's common stock ("Common Stock").

    2.  ELEMENTS OF THE PROGRAM.  The Program is composed of two parts.
The first part is the Bancorp Hawaii, Inc. Director Stock Option Plan ("Stock Option Plan"), and the second part is the Bancorp Hawaii, Inc. Director Restricted Share Plan ("Restricted Share Plan") (collectively, the
"Plans"). The Stock Option Plan and Restricted Share Plan respectively comprise Plan I and Plan II of the Program.

    3. APPLICABILITY OF GENERAL PROVISIONS. The Plans shall be administered, construed, governed, and amended in accordance with their respective terms. Unless any Plan specifically indicates to the contrary, all Plans shall be subject to the General Provisions of the Stock
Compensation Program set forth below.

                GENERAL PROVISIONS OF STOCK COMPENSATION PROGRAM

    Article 1. ADMINISTRATION. The Program shall be administered by the Compensation Committee of the Company's Board of Directors (the "Committee").

    The Committee shall hold meetings at such times and places as they may determine, shall keep minutes of their meetings, and shall adopt, amend, and revoke such rules and procedures as they may deem proper with respect to the Program. Any action of the Committee shall be taken by majority vote or the unanimous written consent of the Committee members.

    Article 2. AUTHORITY OF COMMITTEE. Subject to the other provisions of this Program, and with a view to effecting its purpose, the Committee shall have sole authority, in its absolute discretion: (a) to construe and interpret the Program; (b) to define the terms used herein; (c) to determine, to the extent not provided by the Program or the relevant Plan, the terms and conditions of options and restricted shares granted pursuant to the terms of the Program; and (d) to make all other determinations and do all other things necessary or advisable for the administration of the Program. All decisions, determinations, and interpretations made by the Committee shall be binding and conclusive on all participants in the Program and on their legal representatives, heirs, and beneficiaries.

    Article 3. MAXIMUM NUMBER OF SHARES SUBJECT TO THE PROGRAM. The aggregate number of shares of Company common stock ("Common Stock") which may be granted under the Plans shall be 250,000 shares. The shares of Common Stock to be issued upon exercise of an option or issued as restricted shares may be authorized but unissued shares or reacquired shares.

    If any of the options granted under the Program expire or terminate for any reason before they have been exercised in full, the unpurchased shares subject to those expired or terminated options shall cease to reduce the number of shares available for purposes of the Program. However, notwithstanding that the conditions associated with a grant of restricted shares are not achieved within the period specified for satisfaction of the applicable conditions, or that the restricted share grant terminates for any reason before the date on which the conditions must be satisfied, the shares of Common Stock associated with such restricted shares shall reduce the number of shares available for purposes of the Program.

    Article 4. ELIGIBILITY AND PARTICIPATION. Any Director entitled to compensation by the Company or Bank of Hawaii for service as a Director, other than a Director who is also a salaried officer or employee of the Company or any of its subsidiaries, shall be entitled to receive options and restricted shares according to


                                 Exhibit (4)
the terms of the Plans. In addition, those salaried officers or employees of the Company or any of its subsidiaries who as of January 1, 1996, are members of the Board of Directors of Bank of Hawaii shall be entitled to receive restricted shares pursuant to the Restricted Share Plan.

    All references herein to "Directors" shall be construed to mean those persons who are eligible to participate in the Stock Option Plan and/or the Restricted Share Plan, as the context may require.

    Article 5. EFFECTIVE DATE AND TERM OF PROGRAM. The Program shall become effective as of January 1, 1996, conditioned upon its adoption by the Board of Directors of the Company and subject to approval of the Program by the holders of a majority of the Company's outstanding stock entitled to vote thereon at a meeting of the Company's stockholders following adoption of the Program by the Board of Directors, which vote shall be taken within 12 months of adoption of the Program by the Company's Board of Directors; provided, however, that options and restricted shares may be granted under this Program prior to obtaining stockholder approval of the Program, but any such options or restricted shares shall be contingent upon such stockholder approval being obtained and may not be exercised prior to such approval. The Program shall continue in effect for a term of ten years from January 1, 1996, unless sooner terminated under Article 7 of these General Provisions.

    Article 6. ADJUSTMENTS. If the then outstanding shares of Common Stock are changed into or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares or securities as to which options and restricted shares may be granted under this Program. A corresponding adjustment changing the number and kind of shares or securities allocated to unexercised options, restricted shares, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the option.

    Article 7. TERMINATION AND AMENDMENT OF PROGRAM. The Program shall terminate at the end of the term of the Program described in Article 5, or shall terminate at such earlier time as the Board of Directors may determine. No options or restricted shares shall be granted under the Program after that date. Subject to the limitation contained in Article 8 of these General Provisions, the Board of Directors may at any time without further reference to the Company's stockholders terminate or suspend the Program or amend or revise its terms, including the form and substance of the option and restricted share agreements to be used hereunder; provided, however, that without approval by the stockholders of the Company representing a majority of the voting power
(as contained in Article 5 of these General Provisions) no amendment or revision shall (a) increase the maximum aggregate number of shares that may be sold or distributed pursuant to options or restricted shares granted under this Program, except as permitted under Article 6 of these General Provisions; (b) increase the maximum term established under the Plans for any option or restricted share; (c) permit the granting of an option or restricted share to anyone other than as provided in Article 4 of the General Provisions; or (d) alter the exercise price for any option; and provided further that no amendment which requires stockholder approval in order for the Program to continue to comply with Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of stockholders of the Company entitled to vote thereon.

    Article 8. PRIOR RIGHTS AND OBLIGATIONS. No amendment, suspension, or termination of the Program shall, without the consent of the individual who has received an option or restricted share, alter or impair any of that person's rights or obligations under any option or restricted share granted under the Program prior to that amendment, suspension, or termination. However, the grant of an option or restricted share shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure; to merge or consolidate; or to dissolve, liquidate, or sell or transfer all or any part of its business or assets.

    Article 9. PRIVILEGES OF STOCK OWNERSHIP. Notwithstanding the exercise of any option granted pursuant to the terms of this Program or the achievement of any conditions specified in any restricted share granted pursuant to the terms of this Program, no individual shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon the exercise of his or her option or the satisfaction of his or her restricted share conditions until certificates representing the shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any option or satisfaction of any conditions with respect to a restricted share unless and until all of the requirements of law and of all regulatory agencies having jurisdiction over the issuance and delivery of the securities shall have been fully complied with.

    Article 10. RESERVATION OF SHARES OF COMMON STOCK. The Company, during the term of this Program, shall at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Program.

    Article 11. CONTINUED SERVICE. Nothing contained in this Program shall be construed as conferring upon a Director the right to continue in the service of the Company or of Bank of Hawaii as a Director or in any other capacity. Further, nothing contained in this Program or in any option or restricted share granted hereunder shall be deemed to create any obligation on the part of the Board of Directors of the Company or of Bank of Hawaii to nominate any Director for reelection.

    Article 12. TAX WITHHOLDING. The exercise of any option or restricted share granted under this Program is subject to the condition that if at any time the Company shall determine, in its discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the option or restricted share shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to the Company.

    Article 13. GENDER. Wherever any words are used under the Program in the masculine, feminine, or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

    Article 14. RULE 16B-3 REQUIREMENTS. With respect to Directors who are subject to the provisions of Section 16 of the Exchange Act, the provisions of the Program and all transactions thereunder are intended and shall be construed and applied so as to comply with all applicable requirements and conditions of Rule 16b-3 or any successor Rule under the Exchange Act. To the extent any provision of the Program or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

                                     PLAN I

                              BANCORP HAWAII, INC.

                           DIRECTOR STOCK OPTION PLAN

    Section 1. PURPOSE. The purpose of this Bancorp Hawaii, Inc. Director Stock Option Plan ("Plan") is to permit the Company to grant options to Directors for the purchase of shares of Common Stock. The Plan is designed to provide Directors a means to obtain Company Common Stock on a basis that requires retention of such Common Stock throughout periods of service as a Director, and thereby provide additional incentive to contribute to the success of the Company. Any option granted pursuant to this Plan shall be clearly and specifically designated as not being an incentive stock option, as defined in Section 422 of the Internal
Revenue Code of 1986, as amended. This Plan is Plan I of the Company's Director Stock Compensation Program (the "Program"). Unless any provision herein indicates to the contrary, this Plan shall be subject to the General Provisions of the Program.

    Section 2. GRANT OF OPTION. Effective on the date of each of the next ten regular annual meetings of stockholders of the Company, commencing with the 1996 regular annual meeting, the Company shall automatically grant an option for the purchase of the following designated number of shares of Common Stock to each Director who will be a Director immediately following that annual meeting: (a) an option for the purchase of 1,000 shares to a Director who is a Director of both the Company and the Bank of Hawaii; (b) an option for the purchase of 500 shares to a Director who is a Director of Bank of Hawaii but not the Company; and (c) an option for the purchase of 500 shares to a Director who is a Director of the Company but not of Bank of Hawaii.

    Section 3. DURATION OF OPTIONS. Each option and all rights thereunder granted pursuant to the terms of this Plan shall expire ten years from the date on which the option is granted. In addition, each option shall be subject to earlier termination as provided in the Plan.

    Section 4. EXERCISE PRICE. The exercise price for shares subject to any option granted hereunder shall be equal to the fair market value of the shares at the time of the grant of the option. Fair market value on any day shall be deemed to be the highest closing price of the Common Stock on such day on the New York Stock Exchange (or such other exchange or interdealer quotation system that then constitutes the primary trading market for the Common Stock), and if no reported sale takes place on such day, fair market value shall be deemed to be the highest closing price on the next preceding day on which such a sale occurred.

    Section 5. EXERCISE OF OPTIONS. Each option shall be exercisable in whole or part during its term. The person exercising an option may do so only by written notice of exercise delivered to the Company's Corporate
Secretary, in such form as the Corporate Secretary prescribes or approves from time to time, specifying the number of shares to be purchased and accompanied by a tender of the exercise price for those shares. The exercise price of any shares purchased shall be paid in full in cash or by certified or cashier's check payable to the order of the Company or (subject to compliance with any applicable requirements of Rule 16b-3 (or any successor
Rule) of the Exchange Act) by delivery of shares of Common Stock
(excluding restricted shares acquired pursuant to Plan I or Plan II of the Program as to which restrictions have not lapsed), or a combination thereof, at the time of exercise of the option. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value as determined in accordance with Section 4 of this Plan. Fractional shares resulting from any adjustment in options pursuant to Article 6 of the general provisions of the Program shall be settled in cash based on the fair market value of the Common Stock as determined under
Section 4.

    Section 6. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued with respect to any option granted under the Plan unless the exercise of that option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company may also require an optionee to furnish evidence satisfactory to the Company and its counsel (including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise) that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each optionee shall consent to the imposition of one or more legends on the certificates for shares of Common Stock issued upon exercise of his or her option restricting their transferability as required by law, by Section 10 below, by Section 8 of Plan II, and/or by Section 9 of Plan II.

    Section 7. OPTION RIGHTS UPON TERMINATION OF SERVICE. If an optionee under this Plan ceases to serve as a Director for any reason other than death, his option shall immediately terminate as of the date on which the Director ceases his service as a Director.

    Section 8. OPTION RIGHTS UPON DEATH OF OPTIONEE. If an optionee dies while serving as a Director, his option shall expire one year after the date of death unless by its terms it expires sooner. During this one year or shorter period, the option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons to whom the optionee's rights under the option shall pass by will or by the laws of descent and distribution.

    Section 9. OPTIONS NOT TRANSFERABLE. Options granted pursuant to the terms of this Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by will or the laws of descent or distribution and shall not be subject to execution, attachment, or similar process;
except that at the holder's election, such options may be transferred to and held by a trust of which the optionee is both a trustee and beneficiary, in which case such options shall continue to be subject to all restrictions set forth in the Program and this Plan, provided, however, that in the case of any option held by a person who is subject to Section 16 of the Exchange Act, this exception shall not apply if such exception would make unavailable to such option the exemption provided by Rule 16b-3 of the Exchange Act or any successor Rule. Such options may be exercised during the lifetime of an optionee only by (a) the optionee, (b) at the optionee's election, by a trust of which the optionee is both a trustee and beneficiary, (c) on behalf of the optionee, by a person holding the optionee's power of attorney for that purpose, or (d) the duly appointed guardian of the person and property of an optionee who is disabled within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.

    Section 10. OPTION STOCK RESTRICTED. The shares of Common Stock purchased upon exercise of an option granted hereunder shall be deemed to be "restricted shares" granted under the Restricted Share Plan for purposes of applying all provisions and terms and conditions of the Restricted
Share Plan other than Section 2 thereunder. As such, during the "Restriction Period" (as described in Section 3 of the Restricted Share
Plan), such shares of Common Stock shall be subject to redemption and nontransferability, and all restrictions shall lapse upon occurrence of events described in Section 7 of the Restricted Share Plan. Further, the procedures of the Restricted Share Plan relating to issuance, surrender, and assignment of shares and the provisions thereof relating to stockholder rights shall apply to the shares of Common Stock issued upon exercise of any option granted hereunder.

                                    PLAN II

                              BANCORP HAWAII, INC.

                         DIRECTOR RESTRICTED SHARE PLAN

    Section 1. PURPOSE. The purpose of this Bancorp Hawaii, Inc. Director Restricted Share Plan (the "Plan") is to permit the Company to grant restricted shares to Directors of Bank of Hawaii. The Plan is designed to grant to such Directors shares of Company Common Stock, to require retention of such stock throughout each Director's tenure as a Director, and thereby to provide additional incentive to contribute to the success of the Company. This Plan is Plan II of the Company's Director Stock Compensation Program.

    Section 2. GRANT OF RESTRICTED SHARES. Effective as of the date of each regular annual meeting of stockholders of Bank of Hawaii during the term of the Program, commencing with the 1996 annual meeting of stockholders, the Company shall automatically grant 100 restricted shares of Common Stock to each person who will be a Director of Bank of Hawaii immediately following such annual meeting; provided that the maximum aggregate number of shares that may be issued to any person pursuant to this Plan II shall be 500 restricted shares.

    Section 3. FORFEITURE OF SHARES. The restricted shares granted to a Director shall be forfeitable during the Restriction Period. "Restriction Period" means the period commencing on the date restricted shares are issued, and ending at the later of the expiration of: (a) the Director's then current term as a Director of either the Company or Bank of Hawaii (whichever term last expires); or (b) any immediately succeeding future consecutive term as a Director of either the Company or of Bank of Hawaii that results from election, appointment, reelection or reappointment to either such Board of Directors; provided that the Restriction Period shall not expire (and no forfeiture of restricted shares shall occur) at the time a person ceases to be a member of the Board of Directors of the Company or of Bank of Hawaii, respectively, if at that time such person continues to be a Director by reason of membership on the Board of Directors of Bank of Hawaii or of the Company. If during this Restriction Period (i.e., prior to the expiration date of a person's last consecutive term as a Director), the holder of the restricted shares ceases to serve as a Director for any reason other than an event described in clause (b), (c), or (d) of Section 7 below, the holder shall forfeit the restricted shares and such shares shall revert to the Company.

    Shares of Common Stock that were purchased by exercise of an option granted under the Stock Option Plan shall be treated in all respects as restricted shares during the Restriction Period pursuant to Section 10 of the Stock Option Plan. If during the Restriction Period, the holder of the restricted option shares ceases to serve as a Director for any reason other than an event described in clause (b), (c) or (d) of Section 7 below, the holder shall sell to the Company, and the Company shall redeem, the restricted option shares at the price equal to the fair market value of the shares (determined as provided in Section 4 of the Stock Option
Plan) at the time of grant (i.e., the option exercise price). The redemption price shall be paid to the holder in a single payment for the complete redemption of the restricted option shares.

    Section 4.  RESTRICTED SHARES NOT TRANSFERABLE.  During the
Restriction Period, restricted shares may not be sold, pledged, assigned, or transferred in any manner, and shall not be subject to execution, attachment, or similar process; except that, at the holder's election, the restricted shares may be transferred to and held by a trust of which the holder is both a trustee and beneficiary, in which case the restricted shares shall continue to be subject to the nontransferability, forfeiture, and redemption limitations.

    Section 5. STOCKHOLDER RIGHTS. The holder of restricted shares shall have during the Restriction Period all of the rights of a stockholder of the Company with respect to the restricted shares, including the right to vote the shares, and the right to receive any dividends and other distributions thereon; provided that any shares of Common Stock issued as the result of any stock dividend or stock split shall, to the extent attributable to restricted shares, themselves constitute restricted shares.

    Section 6.  SURRENDER OF STOCK CERTIFICATE AND ASSIGNMENT OF SHARES.
Upon the occurrence of an event triggering the forfeiture or redemption of restricted shares, the holder shall immediately return the certificate representing the restricted shares to the Company's Corporate Secretary, duly endorsed in blank by holder or with duly endorsed stock powers attached, all in forms suitable for the transfer of the restricted shares to the Company. From and after occurrence of such an event, the Company shall not pay any dividends to the holder on or with respect to the restricted shares, or permit the holder to exercise any of the privileges or rights of a stockholder with respect to such shares, but shall treat the Company or its nominee as the owner of the shares. Any assignment of the restricted shares pursuant to this Section 6 shall be effective as of the date of the holder's termination of service as a Director.

    Section 7.  LAPSE OF RESTRICTIONS.  The restrictions set forth in
Section 3 above relating to the forfeiture or redemption of restricted shares and Section 4 above relating to the nontransferability of restricted shares shall lapse and no longer apply upon the earlier of (a) the expiration of the Restriction Period, (b) the death of the Director, (c) the occurrence of a "Change in Control" of the Company or (d) the removal of the Director from office by stockholders without cause. A
"Change in Control" of the Company shall be deemed to occur if (1) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares of stock of the Company having 25% or more of the total number of votes that may be cast for the election of directors of the Company or (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets, contested election or any combination of the foregoing transactions, the persons who were directors of the Company before the transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor of the Company. Modified certificates for shares of stock, without the restrictive legend referred to in Section 8 below, shall be delivered to the holder as soon as reasonably practicable after, and only after, the lapse of the restrictions.

    Section 8. RESTRICTIVE LEGEND. The holder of restricted shares shall not have any rights with respect to such award, unless and until such holder has executed an agreement evidencing the terms and conditions of the award. Each individual who is awarded restricted shares shall be issued a stock certificate in respect of such shares. Such certificate shall be registered in the name of the holder and shall bear an appropriate legend (in addition to any legend required pursuant to Section 9 below) referring to the terms, conditions, and restrictions applicable to such award, substantially in the following form:

    The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and redemption) of the Bancorp Hawaii, Inc. Director Stock Compensation Program, the Bancorp Hawaii, Inc. Director Stock Option Plan and related Stock Option Grant Agreement, and/or the Bancorp Hawaii, Inc. Director Restricted Share Plan and related Restricted Share Award Agreement, which Agreements were entered into between the registered owner and Bancorp Hawaii, Inc. Copies of such Program, Plans and Agreements are on file in the offices of Bancorp Hawaii, Inc.

    Section 9. COMPLIANCE WITH SECURITIES LAWS. Shares shall not be issued under the Plan unless the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company may also require a holder to furnish evidence satisfactory to the Company and its counsel (including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise), that the shares are being acquired only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each holder shall consent to the imposition of one or more legends on the certificates for shares issued under Plan I or Plan II restricting their transferability as required by law, by this
Section 9, by Section 8 above, and/or by Section 10 of Plan I.